Freeport-McMoRan Provides Update

•	Important Milestones Achieved in Underground Mining
Transition at PT Freeport Indonesia

•	Affirms 2019 Consolidated Copper and Gold Sales Guidance

•	Comments on Revised Second-Quarter 2019 Estimates

PHOENIX, AZ, July 1, 2019 – Freeport-McMoRan Inc. (NYSE: FCX) today provided an update on its operations and outlook at PT Freeport Indonesia (PT-FI), affirmed its April 2019 guidance for 2019 consolidated copper and gold sales volumes and provided revised estimates for second-quarter 2019.
PT-FI OPERATIONAL UPDATE
During second-quarter 2019, PT-FI achieved important milestones with respect to its newly commissioned underground mining operations in the Grasberg minerals district in Papua, Indonesia.
Grasberg Block Cave. PT-FI has commenced extraction of ore from the Grasberg Block Cave underground mine, which is the same ore body historically mined from the surface in the open pit. Since its discovery in 1988, production from the Grasberg open pit has totaled approximately 27 billion pounds of copper and 46 million ounces of gold. Over its life, PT-FI expects to produce an additional 17 billion pounds of copper and 14 million ounces of gold from the Grasberg Block Cave underground mine, making Grasberg one of the world's largest copper and gold deposits.
In 2023, PT-FI expects to produce an average of 130,000 metric tons of ore per day from five production blocks spanning 335,000 square meters (covering over 80 acres) in the large-scale Grasberg Block Cave underground mine. At average reserve grades of 0.96 percent copper and 0.72 grams per tonne of gold, 130,000 metric tons of ore per day is expected to equate to production of 850 million pounds of copper and 700,000 ounces of gold per year. Access to higher grades is expected in the early years of production.
Second-Quarter 2019 Operational Highlights:

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Undercutting in the Grasberg Block Cave underground mine exceeded 20,000 square meters, over 20 percent above forecast. Inception to date, undercutting in the Grasberg Block Cave underground mine totals 48,000 square meters.

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Initiated drawbelling in two additional production blocks, bringing the active production blocks to three. Eighteen drawbells were opened, exceeding forecast. Open drawbells in inventory in the three active production blocks currently total 29.

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Ore extraction ramped up from an average of 5,000 metric tons per day in first-quarter 2019 to an average of approximately 9,000 metric tons per day in June 2019 and is expected to reach 15,000 metric tons per day by the end of 2019.

•	The fully autonomous, state-of-the-art underground rail system is supporting efficient transport of ore to the oreflow system for delivery to the mill processing facility.

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Monitoring data on cave propagation in the Grasberg Block Cave underground mine is providing increased confidence in growing production rates over time. As existing drawpoints mature and additional drawpoints are added, cave expansion is expected to accelerate production from an average of 30,000 metric tons of ore per day in 2020 to 130,000 metric tons of ore per day in 2023.
Deep Mill Level Zone (DMLZ). The DMLZ underground mine, located east of the Grasberg ore body and below the Deep Ore Zone (DOZ) underground mine, is expected to produce 8 billion pounds of copper and 8 million ounces of gold over its life.
In 2022, PT-FI expects to produce from three production blocks in the DMLZ underground mine spanning 200,000 square meters (a footprint approaching 50 acres). At average reserve grades of 0.92 percent copper and 0.76 grams per tonne of gold, 80,000 metric tons of ore per day is expected to equate to production of 500 million pounds of copper and 560,000 ounces of gold per year. Access to higher ore grades is expected in the early years of production.
Second-Quarter 2019 Operational Highlights:

•	Hydraulic fracturing operations are ongoing and continue to be successful in conditioning the rock for large-scale mining.

•	Undercutting approached 4,000 square meters, in-line with forecast. Inception to date, undercutting totals 58,000 square meters.

•	In June 2019, undercutting commenced on the second production block to establish two large production blocks in the DMLZ underground mine for ore extraction.

•	A total of four drawbells were opened, bringing total inventory of drawbells to 74.

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Production ramped up from an average of 6,800 metric tons of ore per day in first-quarter 2019 to an average of approximately 9,000 metric tons of ore per day in June. The DMLZ underground mine is expected to reach 11,000 metric tons of ore per day by the end of 2019.

Ongoing hydraulic fracturing operations combined with continued undercutting and drawbell openings in the two production blocks are expected to expand the cave, supporting higher rates of production with an average of 28,000 metric tons of ore per day estimated in 2020 and 80,000 metric tons of ore per day in 2022.
Grasberg Open Pit. PT-FI continues to mine the final stages of the Grasberg open pit. During second-quarter 2019, PT-FI opened an additional mining area to extend pit life options into third-quarter 2019 and potentially longer (previous estimates were based on mining through June 2019). The mine sequencing changes in the open pit delayed access to the high-grade material previously forecast to be produced during second-quarter 2019, resulting in lower copper and gold production from the open pit than the April 2019 estimates.
Revised 2019 mine plans for the Grasberg open pit are expected to meet and provide an opportunity to exceed the April 2019 estimates for copper and gold production for the year 2019. PT-FI will continue to monitor geotechnical conditions to determine the extent of mining in the open pit. Material not mined from the open pit would be available to be mined from the Grasberg Block Cave.
CONSOLIDATED SALES VOLUMES
FCX expects its consolidated copper sales volumes for second-quarter 2019 to approximate the April 2019 estimates of 800 million pounds, with higher copper sales from the Americas offsetting lower copper sales from Indonesia. Sales of gold for second-quarter 2019 are expected to approximate 190 thousand ounces, below the April 2019 estimate of 265 thousand ounces because of mine sequencing changes in the Grasberg open pit which delayed access to high-grade material. FCX currently expects consolidated sales for the year 2019 to be in-line with the April 2019 estimates of 3.3 billion pounds of copper and 0.8 million ounces of gold.

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REVISED SECOND-QUARTER 2019 ESTIMATES
LME copper prices averaged $2.77 per pound during second-quarter 2019. The average three-month forward price at the end of June was $2.72 per pound and will be used to record provisionally priced copper sales, expected to finally settle in the second half of 2019. FCX expects its second-quarter 2019 copper sales to be recorded at an average price of approximately $2.73 per pound.
At March 31, 2019, FCX had provisionally priced copper sales at its copper mining operations totaling 364 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.94 per pound, subject to final pricing over the next several months. FCX estimates that the mark-to-market impact of lower copper prices in the quarter associated with March 31, 2019, provisionally priced sales will reduce second quarter revenues by approximately $85 million.
Current analyst estimates reflect an average copper price of approximately $2.95 per pound for the second quarter. The impact on second-quarter 2019 revenues of lower copper prices, including adjustments for provisionally priced sales recorded at March 31, 2019, is estimated to total approximately $260 million.
Unit net cash costs from the Americas operations for the second quarter of 2019 are expected to be in-line with prior estimates. The impact of deferred copper and gold sales volumes from PT-FI is expected to result in higher unit net cash costs than previously estimated. Because of the fixed nature of a large portion of Indonesia's costs, unit net cash costs vary depending on copper and gold volumes. FCX currently estimates its second-quarter 2019 consolidated unit net cash costs will be approximately 15 percent higher than April 2019 guidance of $1.67 per pound of copper. A significant portion of this variance is timing in nature as unit net cash costs are expected to benefit from access to higher grade ore from the Grasberg open pit in the second half of 2019.
Based on estimated realized prices and updated gold sales and cost guidance for the second quarter, FCX expects to generate adjusted earnings before interest, taxes and depreciation (Adjusted EBITDA) of approximately $430 million in second-quarter 2019 and to record an approximate $0.05 per share loss to net income before any non-recurring items.
The revised second-quarter 2019 financial estimates in this press release are based on modeled results and subject to further changes upon completion of FCX’s normal closing process and finalization of quarterly financial and accounting procedures.
On Wednesday, July 24, 2019, FCX plans to release second-quarter 2019 financial results and conduct a conference call with securities analysts at 10:00 a.m. Eastern Time to discuss the results. An audio webcast of the conference call along with slides will be broadcast live on fcx.com.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding revised second-quarter 2019 estimates (which reflect current model results and are subject to changes); projected guidance; projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; FCX's expectations regarding its share of PT-FI's net income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; PT-FI's compliance with environmental standards under the new framework established by Indonesia’s Ministry of Environment and Forestry; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; and future dividend payments, share purchases and sales. The words

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“anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the FCX Board of Directors (the Board) and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's approval of an increase in PT-FI's export quota for the current export period, which ends March 8, 2020, and extension of PT-FI's export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's special mining license (IUPK) to extend mining rights from 2031 through 2041; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC). The revised second-quarter 2019 financial estimates in this press release are based on modeled results and subject to further changes upon completion of FCX’s normal closing process and finalization of quarterly financial and accounting procedures.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
Adjusted EBITDA, unit net cash costs and net income before non-recurring items are non-GAAP financial measures that are frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Adjusted EBITDA, unit net cash costs and net income before non-recurring items should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA, unit net cash costs and net income before non-recurring items may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently. A reconciliation of the forward-looking non-GAAP financial measures in this press release to the most directly comparable financial measures calculated and presented in accordance with GAAP are not available at this time. However, a detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures will be presented in connection with FCX’s release reporting full financial results for the quarter ended June 30, 2019 scheduled to be released on July 24, 2019

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